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                                                                     EXHIBIT 5.1

                                                     King & Spalding LLP
                                                     1185 Avenue of the Americas
                                                     New York, New York 10036
                                                     Main: 212/556-2100
                                                     Fax: 212/556-2222


                                 January 26, 2005


MIM Corporation
100 Clearbook Road
Elmsford, New York 10036

            Re:      MIM Corporation and Chronimed Inc.
                     Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel for MIM Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of common stock, par value $0.0001 per share ("Common Stock"), of the Company issuable pursuant to the Agreement and Plan of Merger, dated as of August 9, 2004, as amended on January 3, 2005 (the "Merger Agreement"), by and among the Company, Chronimed Acquisition Corp., a direct wholly owned subsidiary of the Company, and Chronimed Inc.

         In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinion hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

         Based upon the foregoing, we are of the opinion that the shares of Common Stock issuable in connection with the Merger (as defined in the Merger Agreement), when issued in accordance with the terms and conditions set forth in the Merger Agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.


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         We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus that is included in the Registration Statement.

                                            Very truly yours,


                                            /s/ KING & SPALDING LLP